Exhibit 5.2

HAYNES AND BOONE, LLP

December 21, 2016

RedHill Biopharma Ltd.

21 Ha'arba'a Street

Tel Aviv, 64739

Israel

Ladies and Gentlemen:

We have acted as counsel to RedHill Biopharma Ltd., a company limited by shares organized under the laws of the State of Israel (the “Company”), in connection with the offering of (A)(i) 2,250,000 American Depositary Shares (the “ADSs”), each representing ten (10) ordinary shares, NIS 0.01 par value per share, of the Company, and warrants to purchase 1,125,000 ADSs (the “Public Offering Warrants”), and (ii) up to 337,500 ADSs and warrants to purchase 168,750 ADSs (the “Option Warrants” and together with the Public Offering Warrants, the “Underwritten Warrants”) that may be issued to the Underwriters (as defined below) upon exercise of the Underwriter’s option to purchase additional ADSs and warrants to purchase ADSs (the “Underwriter’s Option”) pursuant to the Underwriting and Placement Agency Agreement, dated as of December 21, 2016 (the “Underwriting and Placement Agency Agreement”), between the Company and Roth Capital Partners, LLC, as representative of the several underwriters named in Exhibit A to the Underwriting and Placement Agency Agreement (the “Underwriters”), and as the placement agent for the concurrent registered direct offering, and (B) 1,463,415 ADSs and warrants to purchase 731,708 ADSs (the “Registered Direct Warrants”, and together with the Underwritten Warrants, the “Warrants”) in a concurrent registered direct offering, pursuant to the Subscription Agreement, dated as of December 21, 2016, by and between the Company and EMC2 Funds Ltd. The ADSs that may be issued upon exercise of the Warrants are being registered pursuant to a registration statement on Form F-3 (Registration No. 333-209702) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on February 25, 2016, the related base prospectus, dated March 11, 2016, which forms a part of the the Registration Statement (the “Base Prospectus”), and (i) the final prospectus supplement, dated December 21, 2016, relating to the ADSs that may be issued upon exercise of the Underwritten Warrants, and (ii) the final prospectus supplement, dated December 21, 2016, relating to the ADSs that may be issued upon exercise of the Registered Direct Warrants, each filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Securities Act (collectively, the “Final Prospectus Supplements”) (the Base Prospectus, as supplemented by the Final Prospectus Supplements, being referred to herein as the “Prospectus”).

Our opinions set forth below are limited solely to: (i) the laws of the State of New York and (ii) the laws of the United States of America, each as currently in effect (collectively, the “Applicable Laws”). We have not considered and express no opinion on the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Applicable Laws).

In rendering the opinions expressed herein, we have examined and relied upon the originals, or copies certified to our satisfaction, of (i) the Registration Statement, the Prospectus, and all exhibits thereto; (ii) the Company’s Amended and Restated Articles of Association; (iii) the Warrants; and (iv) such other records, documents and instruments as we have deemed necessary for the expression of the opinions stated herein.

In making the foregoing examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies thereof and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions, where such facts have not been independently established, and as to the content and form of certain minutes, records, resolutions or other documents or writings of the Company, we have relied, to the extent we have deemed reasonably appropriate, upon representations or certificates of officers of the Company or governmental officials.

Based upon the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that:

1.	(a) When issued by the Company in accordance with and in the manner described in the Prospectus, the Public Offering Warrants and (b) when issued by the Company in accordance with and in the manner described in the Prospectus and the Underwriter’s Option, the Option Warrants, will be legally binding obligations of the Company in accordance with their terms, except: (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s report on Form 6-K, dated December 21, 2016, which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Final Prospectus Supplements.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.  This opinion is given as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP